UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020

Exantas Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

717 Fifth Avenue
New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-621-3210

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	XAN	New York Stock Exchange
8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	XANPrC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 25, 2020, Exantas Capital Corp. (the “Company”) received a written notice from Deutsche Bank Securities Inc., an affiliate of Deutsche Bank AG (“DB”), alleging that an event of default had occurred under that certain Global Master Purchase Agreement between RCC Real Estate, Inc. and DB, dated May 23, 2016, and the related guarantee by the Company with respect to a margin call on certain commercial mortgage-backed securities. The Company estimates that, as of March 25, 2020, the Company’s aggregate obligations subject to this notice of default are approximately $25.1 million, against which it has posted $7.4 million of additional cash collateral.

In light of the events and conditions described above, the Company has had discussions with its repo financing counterparties with regard to entering into forbearance agreements pursuant to which each counterparty would agree to forbear from exercising its rights and remedies under the applicable financing arrangement for an agreed-upon period. The Company cannot predict whether any of its repo financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof. The Company continues to consider its strategic options for responding to margin calls and the unprecedented volatility in the markets.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXANTAS CAPITAL CORP.

Date:	March 31, 2020
		By:	/s/ Michele R. Weisbaum
Michele R. Weisbaum
Senior Vice President, Chief
Legal Officer and Secretary